EXHIBIT 10.5(b)

AVIS BUDGET CAR RENTAL, LLC
6 Sylvan Way
Parsippany, New Jersey 07054

January 21, 2014

Mr. Thomas M. Gartland
President, North America
Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, New Jersey 07054

Re.    Amendment to Employment Letter Agreement.

Dear Thomas:

You have previously entered into an employment letter agreement with Avis Budget Car Rental, LLC (“ABCR” or the “Company”) on December 19, 2008 (the “Agreement”) pursuant to which you may become entitled to severance benefits from the Company under certain circumstances. The Company now wishes to amend the Agreement to enhance certain of the severance benefits to which you may become entitled upon certain qualifying terminations of employment as specified in the Agreement. If the provisions of this amendment (as set forth below) are acceptable to you, please sign and date one copy of this amendment in the space provided at the end of this letter and return the same to Jean Sera, Senior Vice President and Corporate Secretary of Avis Budget Group, Inc., for the Company’s records.
AMENDMENT
The fifth and sixth paragraphs of the Agreement are hereby amended and restated in their entireties to read in full as follows:
“In addition, if your employment with ABCR is terminated by ABCR other than “for cause,” and other than as a result of your “disability”, death or resignation, your then outstanding unvested stock-based awards in Avis Budget Group, Inc. that would have vested in accordance with their original vesting schedule by the two (2)-year anniversary of such termination of employment will become vested effective as of the date of such termination, subject to the satisfaction of the release execution requirement set forth in the preceding paragraph of this letter; provided that, to the extent required to achieve deductibility under Section 162(m) of the Internal Revenue Code of awards that vest based on the achievement of specified objective performance goals, with respect to any awards that vest based on the achievement of specified objective performance goals during the two (2)-year period following such termination, such awards shall not vest as of the date of such termination, but instead, shall remain outstanding following such termination and become vested or be forfeited at such time(s) as provided in accordance with the terms and conditions of the applicable award agreement based on actual achievement of the performance goals applicable for purposes of vesting of such awards during the two (2)-year period following such termination.
In addition, if you experience a termination of employment from ABCR due to your “disability” or death, your then outstanding unvested stock-based awards in Avis Budget Group, Inc. will become fully vested effective as of the date of such termination, subject to the satisfaction of the release execution requirement set forth in the fourth paragraph of this letter.”

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Except as specifically modified herein, the Agreement will remain in full force and effect in accordance with all of the terms and conditions thereof.

Very truly yours, AVIS BUDGET CAR RENTAL, LLC

By:	/s/ Ned Linnen
Name:	Ned Linnen
Title:	CHRO

AGREED AND ACCEPTED:

/s/ Thomas M. Gartland
Thomas M. Gartland

Date: January 21, 2014